Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIVIA HEALTH GROUP, INC.

Privia Health Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Corporation was originally incorporated under the name “PH Group Parent Corp.” on August 10, 2016, and that its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. The Corporation further certifies that this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) has been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Law”).

ARTICLE 1.

NAME

The name of the Corporation is Privia Health Group, Inc.

ARTICLE 2.

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

ARTICLE 4

CAPITAL STOCK

(A) Authorized Shares

1. Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

2. Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B) Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

ARTICLE 5.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal any provision of the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

For so long as investment entities directly or indirectly controlling, controlled by or under common control with (“affiliated”) with Goldman Sachs & Co. LLC and Pamplona Capital Management LLP (collectively, the “Lead Investors”) beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, “beneficially own”) outstanding securities of the Corporation representing at least 25% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors (the “Minimum Ownership Threshold”) (including for the avoidance of doubt, through any LLC units held by the Lead Investors in Brighton Health Group Holdings, LLC (“BHG”)), the stockholders may adopt, amend or repeal the Bylaws only with the consent of the Lead Investors that beneficially own securities of the Corporation representing a majority of the voting power of the securities of the Corporation generally entitled to vote in the election of directors beneficially owned by the Lead Investors; provided that, from and after the time the Minimum Ownership Threshold is no longer met, the stockholders may adopt, amend or repeal the Bylaws with the affirmative vote of the holders of not less than sixty-six and 2/3 percent (66 2⁄3%) of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.

BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B) Number of Directors. The Board shall fix the number of directors that constitute the whole Board of Directors in the manner provided in the Bylaws.

(C) Election of Directors.

(1) Until such time as the Minimum Ownership Threshold is no longer met, the Board of Directors will consist of a single class of Directors each elected annually at the annual meeting of stockholders. Following the time when the Minimum Ownership Threshold is no longer met, the Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met; Class II Directors shall initially serve until the second annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met; and Class III Directors shall initially serve until the third annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met. Commencing with the first annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met, each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Immediately following the time when the Minimum Ownership Threshold is no longer met, the Board is authorized to designate the members of the Board then in office as Class I directors, Class II directors or Class III directors. In making such designation, the Board shall equalize, as nearly as possible, the number of directors in each class. Notwithstanding the foregoing, each such director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E) Removal. Except for Preferred Stock Directors (as defined below), any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of sixty-six and 2/3 percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that until the Minimum Ownership Requirement is no longer met, any Director may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

(F) Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors (the “Preferred Stock Directors”), the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.

MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B) Special Meetings. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (1) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies or (2) by or at the direction of the Chairman or the Chief Executive Officer. In addition, until the Minimum Ownership Threshold is no longer met, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(C) No Action by Written Consent. From and after the date that the Minimum Ownership Threshold is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Until the Minimum Ownership Threshold is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of a majority of the total voting power of the Corporation entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.

ARTICLE 8.

INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.

(2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9.

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The preceding sentence of this Article 9 shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 9.

ARTICLE 10

AMENDMENTS

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 10, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, (i) until the Minimum Ownership Threshold is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (ii) from and after the date that the Minimum Ownership Threshold is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and 2/3 percent (66 2⁄3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

ARTICLE 11

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Lead Investors or the Butler Member (as defined in the Limited Liability Company Agreement of BHG) or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation, provided, however, that all of the protections of this Article 11 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article 11, nor the adoption of any provision of this certificate of incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article 11 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 11 (including, without limitation, each portion of any paragraph of this Article 11 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 11 (including, without limitation, each such portion of any paragraph of this Article 11 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article 11 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this certificate of incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

Until such time as the Minimum Ownership Threshold is no longer met, the Corporation will not be subject to the provisions of Section 203 of the General Corporation Law. From and after the time the Minimum Ownership Threshold is no longer met, such election shall be automatically withdrawn and the Corporation will thereafter be governed by Section 203 of the General Corporation Law; provided that it shall only apply to a “person” that became an “interested stockholder” (each as defined in Section 203 of the General Corporation Law) after the Corporation became subject to Section 203 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this third day of May, 2021.

Privia Health Group, Inc.,
a Delaware corporation

By:	/s/ Shawn Morris
Name:	Shawn Morris
Title:	Chief Executive Officer

[Signature page – Amended and Restated Certificate of Incorporation of Privia Health Group, Inc.]